NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Yvonne “Rie” Atkinson
410-768-8857 (office)
ratkinson@bogb.net

Glen Burnie Bancorp Announces 2007 4Q and Year End Earnings

GLEN BURNIE, MD (January 31, 2008) - Glen Burnie Bancorp (NASDAQ: GLBZ), parent company of The Bank of Glen Burnie®, today reported fourth quarter and year end earnings for 2007.

In the quarter ended December 31, 2007, the company realized net income of $700,000 or $0.28 per basic and diluted earnings per share as compared to $609,000 or $0.25 basic and diluted earnings per share for the same period in 2006. Net interest income after provisions for credit losses for the fourth quarter of 2007 was $2,981,000 compared to $2,871,000 for the same three-month period in 2006.

Net income for the year ended December 31, 2007 was $2,782,141 or $1.12 per basic and diluted earnings per share as compared to net income of $2,720,045 or $1.10 per basic and diluted earnings per share in 2006.

Glen Burnie Bancorp’s net interest income after provisions for credit losses for the year ended December 31, 2007 increased 0.48% to $11,816,208 as compared to $11,759,431 in 2006. Assets for the same period decreased 3.30 % to $307,273,868 in 2007 compared to $317,745,601 in 2006.

2007 Performance Highlights:

•	4.39% net interest margin

•	3.32% growth in loans, less allowance for credit losses

•	5.45% increase in stockholders’ equity

•	0.87 % average delinquency rate

-more-

Glen Burnie Bancorp - page 2
2007 4Q and Year End Earnings

“The Bank of Glen Burnie’s strategy has been to offer traditional bank products to our community”, said Michael G. Livingston, President and CEO. “Contrary to financial trends of many of our peers, we saw an increase in income for 2007. We have consistently paid dividends in the past, and this year’s performance allowed us not only to pay a dividend, but to continue to pay a bonus dividend. This was paid in January and was our 61st consecutive dividend.”

Glen Burnie Bancorp declared four regular dividends and one bonus dividend in 2007, totaling 54 cents per common share.

“The Bank of Glen Burnie was founded in 1949 to serve the community and has stayed true to that mission,” said F. William Kuethe, Jr., President Emeritus and Vice Chairman. “We continue to be a community bank in Anne Arundel County.”

The Bank of Glen Burnie® has been awarded the 5-Star Superior Rating from BAUER FINANCIAL Reports, Inc., the nation’s leading independent bank research firm, for 23 consecutive quarters. This distinction denotes the highest level of strength, safety and performance attainable. The 5-Star Superior Rating is based on factors such as capitalization, liquidity, loan delinquency rate and historical performance.

Glen Burnie Bancorp, parent company of The Bank of Glen Burnie®, currently maintains consolidated assets totaling more than $307 million. Founded in 1949, The Bank of Glen Burnie® is a locally-owned community bank with eight branch offices serving Anne Arundel County. www.thebankofglenburnie.com

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Certain information contained in this news release, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Balance Sheet
(dollars in thousands)

	December	December
	31, 2007	31, 2006
Assets

Cash and due from banks	$8,221	$9,006
Interest bearing deposits	5,847	342
Federal funds sold	727	3,972
Investment securities	77,866	96,495
Common Stock in the Glen Burnie Statutory Trust I	155	155
Loans, net of allowance	199,753	193,337
Premises and equipment at cost, net of accumulated depreciation	3,088	3,406
Other real estate owned	50	50
Other assets	11,567	10,983
Total assets	$307,274	$317,746

Liabilities and Stockholders' Equity

Liabilities:
Deposits	$252,917	$274,833
Short-term borrowings	503	545
Long-term borrowings	17,107	7,140
Junior subordinated debentures owed to unconsolidated
subsidiary trust	5,155	5,155
Other liabilities	1,856	1,872
Total liabilities	277,538	289,545

Stockholders' equity:
Common stock, par value $1, authorized 15,000,000 shares;
issued and outstanding December 31, 2007 2,498,465;
December 31, 2006 2,484,633	2,499	2,485
Surplus	11,921	11,720
Retained earnings	15,750	14,313
Accumulated other comprehensive (loss) income, net of tax	(434)	(317)

Total stockholders' equity	29,736	28,201

Total liabilities and stockholders' equity	$307,274	$317,746

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Interest income on
Loans, including fees	$3,494	$3,105	$13,327	$11,831
U.S. Treasury and U.S. Government agency securities	556	873	2,553	3,347
State and municipal securities	338	424	1,452	1,653
Other	99	140	505	824
Total interest income	4,487	4,542	17,837	17,655

Interest expense on
Deposits	1,174	1,296	4,825	4,781
Junior subordinated debentures	136	136	546	546
Long-term borrowings	164	106	481	425
Short-term borrowings	32	71	119	81
Total interest expense	1,506	1,609	5,971	5,833

Net interest income	2,981	2,933	11,866	11,822

Provision for credit losses	0	62	50	62

Net interest income after provision for credit losses	2,981	2,871	11,816	11,760

Other income
Service charges on deposit accounts	210	210	814	831
Other fees and commissions	246	249	936	1,005
Other non-interest income	5	7	18	21
Income on life insurance	71	54	269	211
Gains on investment securities	0	106	120	176
Total other income	532	626	2,157	2,244

Other expenses
Salaries and employee benefits	1,583	1,562	6,326	6,518
Occupancy	216	213	886	851
Other expenses	811	819	3,221	3,228
Total other expenses	2,610	2,594	10,433	10,597

Income before income taxes	903	903	3,540	3,407

Income tax expense	203	294	758	687

Net income	$700	$609	$2,782	$2,720

Net income per share of common stock	$0.28	$0.25	$1.12	$1.10

Weighted-average shares of common stock outstanding	2,493,741	2,478,596	2,489,237	2,472,803